Exhibit 99.4

RESPONSE TO INVESTOR INQUIRY

Dear [x],

Thank you for contacting TESARO.

On December 3, 2018, GSK plc and TESARO, Inc., announced that the companies have entered into a definitive agreement under which GSK will acquire TESARO for approximately $5.1 billion, or $75 per share in cash. The transaction is expected to complete by the first quarter of 2019. Until then, TESARO will continue to operate as an independent company and we will continue our normal business activities.

We refer you to the press release, the webcast of GSK’s conference call to discuss the proposed transaction, and related SEC documents for additional information. Additional information regarding GSK is available on their website: www.gsk.com.

Sincerely,

Kate Rausch

TESARO, Inc.

Director, Investor Relations

krausch@tesarobio.com

(o) 781.257.2505

Additional information and where to find it

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer or a recommendation to sell securities, nor is it a substitute for the tender offer materials that GSK and its indirect subsidiary will file with the Securities and Exchange Commission (the “SEC”).  The tender offer for the outstanding shares of TESARO’s common stock described in this communication has not commenced.  At the time the tender offer is commenced, GSK and Adriatic Acquisition Corporation will file, a Schedule TO Tender Offer Statement with the SEC, and thereafter TESARO will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer.  The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer.  Those materials (once they become available) will be made available to TESARO’s stockholders at no expense to them by the information agent for the tender offer, which will be announced.  In addition, those materials and all other documents filed by TESARO or GSK with the SEC will be available at no charge on the SEC’s website at www.sec.gov.  In addition to the Schedule 14D-9 Solicitation/Recommendation Statement

and Schedule TO Offer Statement (once each becomes available), TESARO and GSK file or furnish, as applicable, annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by TESARO at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-0330 for further information on the public reference room. TESARO’s and GSK’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of TESARO and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for TESARO’s business; the commercial success of TESARO’s products; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of TESARO’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the transaction (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from TESARO’s ongoing business operations; changes in TESARO’s businesses during the period between now and the closing; risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission by TESARO, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by TESARO. All forward-looking statements are based on information currently available to TESARO, and TESARO assumes no obligation to update any forward-looking statements.